Exhibit 99.1

February 1, 2005

Company Press Release

Source:	Sonic Innovations, Inc.
Contact:	Stephen L. Wilson	Andrew G. Raguskus
	Sr. Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR FULL YEAR AND FOURTH QUARTER 2004

Company Posts Third Consecutive Year of Profitability

Salt Lake City, Utah, February 1, 2005 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids, today announced results for the full year and fourth quarter ended December 31, 2004. Full year net sales were $98,534,000 in 2004, up 12% from net sales of $87,690,000 in 2003. Net income was $411,000, or $.02 per share, in 2004 compared to net income of $376,000, or $.02 per share, in 2003. Net sales were $25,434,000 in the fourth quarter 2004, down 1% from net sales of $25,705,000 in the corresponding quarter in 2003. The net loss was $1,141,000, or $.05 per share, in the fourth quarter 2004 compared to net income of $1,446,000, or $.07 per share, in the corresponding quarter in 2003.

North American sales of $9,114,000 in the fourth quarter 2004 were down 11% compared to fourth quarter 2003 sales of $10,192,000, principally due to competitive pressures in the U.S. marketplace. European sales of $11,924,000 in the fourth quarter 2004 were up 6% from fourth quarter 2003 sales of $11,273,000, primarily as a result of increased sales in a number of smaller European countries and the effects of foreign currency movement. Rest-of-world sales of $4,396,000 in the fourth quarter 2004 were up 4% from fourth quarter 2003 sales of $4,240,000 primarily as a result of increased Australian sales and the effects of foreign currency movement.

Gross profit of $13,277,000 in the fourth quarter 2004 was down 5% from gross profit of $13,980,000 in last year’s fourth quarter. Gross margin of 52.2% in the fourth quarter 2004 was down from last year’s fourth quarter level of 54.4%. Operating expenses in the fourth quarter 2004 of $14,849,000 increased 17% from operating expenses of $12,671,000 in last year’s fourth quarter.

For the full year, 2004 net sales of $98,534,000 were up 12% from 2003 levels. By geography, North American sales of $36,730,000 were down 10%; European sales of $44,970,000 were up 42%; and rest-of-world sales of $16,834,000 were up 11% compared to prior year levels.

Andy Raguskus, President and CEO, stated “Sonic Innovations’ 2004 net sales were up 12% from 2003 levels in a market that was up only 3%. Despite the competitive pressures from new products, pricing concessions and aggressive dealer incentives, we grew our sales about four times faster than our market.

We earned $0.02 per share in 2004, our third consecutive year of profitability, while investing heavily in new product development and expanding distribution. The launch of the Innova product line this March is expected to fuel growth beginning in the second quarter. The acquisition of Tympany, Inc. in December is expected to add further growth throughout 2005 as our diagnostics business gains traction. Both of these initiatives will be strategically important for Sonic Innovations moving forward.”

As of December 31, 2004, Sonic Innovations had cash and marketable securities, including restricted and long-term marketable securities, of $32.3 million, and debt of $8.5 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers. Capitalizing on its advanced understanding of human hearing, the company has developed patented digital signal processing, or DSP, technologies and embedded them in the smallest single-chip DSP platform ever installed in a hearing aid.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the timing of the introduction of our new Innova product family, this new product family fueling growth beginning in the second quarter and Tympany business gaining traction and adding further growth throughout 2005. Actual results may differ materially and adversely from those described herein depending on a number of factors, including competitive pressures resulting in lower selling prices or significant promotional costs; aggressive incentive offerings to our current and potential customers by competitors; general economic conditions; hearing aid market conditions; the competitive performance and features of our products; changes in government healthcare systems and reductions in reimbursement levels for hearing aids; distribution of our products; difficulties in relationships with our customers; demand for and market acceptance of our products; reductions in orders from larger customers; manufacturing problems; high levels of returns, remakes and repairs; changes in our product or customer mix; delays in completing or introducing new products; regulatory requirements; difficulties in managing international operations; difficulties in integrating and managing acquired operations that could result in poor performance and writedowns of acquired intangible assets; the effect of future acquisitions or strategic partnerships, if any; component availability and pricing; the effect of international conflicts and threats; inability to forecast revenue accurately; nonpayment of receivables; the announcement or introduction of new products by our competitors; additional costs associated with compliance with the Sarbanes-Oxley Act of 2002; and other business factors beyond our control. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Report on Form 10-K for the year ended December 31, 2003, and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, as filed with the Securities and Exchange Commission.

We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The company will host a teleconference call in connection with this release on Tuesday, February 1, 2005 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time).

To participate in the conference call, please call toll free (800) 798-2864, or (617) 614-6206 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter confirmation code 52532891 (available through February 4, 2005), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Quarter ended December 31		Year ended December 31
	2004	2003	2004	2003
Net sales	$25,434	$25,705	$98,534	$87,690
Cost of sales	12,157	11,725	45,005	41,326

Gross profit	13,277	13,980	53,529	46,364

Selling, general and administrative expense	12,559	10,106	43,368	36,941
Research and development expense	2,290	2,565	9,710	9,767

Operating profit (loss)	(1,572)	1,309	451	(344)
Other income (expense), net	122	347	38	1,537

Income (loss) before income tax provision	(1,450)	1,656	489	1,193
Income tax provision (benefit)	(309)	210	78	817

Net income (loss)	$(1,141)	$1,446	$411	$376

Basic earnings (loss) per common share	$(.05)	$.07	$.02	$.02

Diluted earnings (loss) per common share	$(.05)	$.07	$.02	$.02

Weighted average number of common shares outstanding:
Basic	20,975	20,140	20,733	19,941

Diluted	20,975	21,839	22,152	20,971

Consolidated Balance Sheet Information

(In Thousands)

(Unaudited)

	December 31, 2004	December 31, 2003
Current assets:
Cash and marketable securities	$29,274	$23,184
Accounts receivable	16,501	16,232
Inventories	9,799	9,361
Prepaid expenses and other	3,631	2,492
Receivable from insurance company	—	7,000

Total current assets	59,205	58,269

Marketable securities	3,075	10,028
Property and equipment	9,904	6,493
Intangibles and other	43,276	32,206

Total assets	$115,460	$106,996

Current liabilities:
Accounts payable and other	$30,589	$21,668
Loan payable – current portion	1,364	1,255
Payable for settlement of lawsuit	—	7,000

Total current liabilities	31,953	29,923

Loan payable	7,161	7,845
Other	5,243	4,175

Total liabilities	44,357	41,943

Total shareholders’ equity	71,103	65,053

Total liabilities and shareholders’ equity	$115,460	$106,996